EXHIBIT 3.1

AMENDMENTS TO THE CERTIFICATE OF INCORPORATION

OF

THE CHEESECAKE FACTORY INCORPORATED

FIFTH:  The Board of Directors shall consist of not less than five (5) nor more than thirteen (13) directors, the precise number thereof to be fixed from time to time by vote of the Board of Directors; provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office.

Subject to the next sentence of this paragraph, the Board of Directors is and shall remain divided into three classes, designated Class I, Class II and Class III with the directors in each class elected to terms expiring at the third annual meeting following their election.  Immediately prior to the election of directors at the third annual meeting of stockholders held after the annual meeting held in calendar year 2008 (such third annual meeting, the “2011 Annual Meeting”), the division of the Board of Directors into three classes shall terminate, and at and after the 2011 Annual Meeting each director shall be elected for a term expiring at the next annual meeting following such director’s election.  Unless the stockholders are permitted to fill a vacancy pursuant to a resolution adopted by the Board of Directors, (i) any vacancy on the Board of Directors that results from an increase in the number of directors shall be filled by a majority of the directors then in office even if less than a quorum, or by a sole remaining director, and (ii) any other vacancy occurring in the Board of Directors shall be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.  Any director appointed to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor; provided, however, that at and after the 2011 Annual Meeting, a director appointed to fill such a vacancy shall serve until the next annual meeting of stockholders held after such appointment.

Notwithstanding the foregoing or anything in Article SIXTH to the contrary, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation, if any, shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article FIFTH unless expressly provided by such terms.

SIXTH:  Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.  Special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, if there be one, or the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption).  Prior to the 2011 Annual Meeting, directors of the Corporation may be removed by stockholders only for cause and only by the affirmative vote of the holders of a majority of the voting power of the capital stock of the Corporation outstanding and entitled to vote thereon.  At and after the 2011 Annual Meeting, a director may be removed without cause by the affirmative vote of the holders of a majority of the voting power of the capital stock of the Corporation outstanding and entitled to vote thereon.

TENTH:  The Corporation reserves the right to amend, alter or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed herein or by statute, and all rights and powers conferred herein are subject to this reserved power, provided, however, that subject to the powers and rights provided for herein with respect to Preferred Stock issued by the Corporation, if any, but notwithstanding anything else contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least eighty percent (80%) of the combined voting power of all of the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, repeal, or adopt any provision inconsistent with this Article TENTH or Articles SIXTH, SEVENTH, EIGHTH OR NINTH of this Certificate of Incorporation or to add an article or provision imposing cumulative voting in the election of directors.